Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Sean Wheatley Factory Card & Party Outlet Corp. (630) 579-2164 swheatley@factorycard.com

FACTORY CARD & PARTY OUTLET CORP.

ANNOUNCES RECORD SECOND QUARTER RESULTS

AND 2-FOR-1 STOCK SPLIT

NAPERVILLE, IL (September 10, 2003) – Factory Card & Party Outlet Corp. (FCPO.OB) reports results for second quarter ended August 2, 2003. For the quarter ended August 2, 2003, the Company reported net income of $2.1 million or $1.40 per fully diluted share compared with 2002 second quarter net income of $2.0 million or $1.35 per fully diluted share. Net sales for the second quarter of 2003 were $59.8 million, compared with $59.7 million the same period last year. For the first half of 2003 net income was $2.0 million or $1.35 per fully diluted share. Net sales were $114.4 million compared with $118.8 million for the same period last year.

“We are pleased that sales stabilized during our important second quarter, allowing us to achieve record second quarter net income,” stated Gary Rada, President and Chief Executive Officer. “Our customers have responded positively to our first quarter initiative to significantly expand our juvenile party selection,” he added.

The Company also announced that its Board of Directors approved a 2-for-1 split of its common shares. Shareholders will receive one additional common share for every share held on the record date of October 7, 2003. In the third quarter the Company intends to file an application for listing on The NASDAQ National Marketñ. “Our company and shareholders have been rewarded with strong stock performance,” said James Constantine, Chief Financial Officer. “The stock split and NASDAQ listing should allow our stock to be more liquid and accessible,” he added.

The additional shares will be mailed or delivered on or around October 21, 2003, by the Company’s transfer agent, Wells Fargo Shareowner Services. The Company currently has 1.5 million common shares issued and outstanding.

A comparison of net income and earnings per share for the first half of 2003 to the first half of 2002 would not be meaningful due to significant reorganization cost, gains related to extinguishment of unsecured creditors’ claims and fresh start accounting adjustments and capital structure changes related to the Company’s emergence from Chapter 11 on April 6, 2002. The results reported herein should be read in connection with the Company’s First Quarter Form 10-Q filed today with the Securities and Exchange Commission.

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois,

operated 171 Company-owned retail stores in 20 states at the end of the second quarter, offering an extensive assortment of party supplies, greeting cards, gift-wrap, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

-more-

FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands, except per share data)

	Successor Company	Successor Company	Successor Company	Successor Company	Predecessor Company
	Three Months Ended August 2, 2003	Three Months Ended August 3, 2002	Six Months Ended August 2, 2003	Four Months Ended August 3, 2002	Two Months Ended April 6, 2002
Net sales	$59,835	$59,733	$114,376	$77,920	$40,837
Cost of sales	37,873	37,808	73,887	49,405	26,991

Gross profit	21,962	21,925	40,489	28,515	13,846
Selling, general and administrative expenses	17,666	17,869	35,661	23,566	12,212
Depreciation	486	356	934	456	1,030
Reorganization items	—	—	—	—	(18,840)
Interest expense	237	412	580	566	374

Income before income tax expense (benefit)	3,573	3,288	3,314	3,927	19,070
Income tax expense (benefit)	1,429	1,311	1,325	1,560	(360)

Net income	$2,144	$1,977	$1,989	$2,367	$19,430

Net income per share—basic	$1.47	$1.38	$1.37	$1.65

Weighted average shares outstanding – basic	1,457,241	1,432,486	1,450,677	1,430,619

Net income per share – diluted	$1.40	$1.35	$1.35	$1.62

Weighted average shares outstanding – diluted	1,530,811	1,463,555	1,470,335	1,461,688

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